July 31, 2009

PNC Long-Short TEDI Fund LLC
c/o PNC Capital Advisors, Inc
Two Hopkins Plaza
Baltimore, MD 21201

Re:           PNC Long-Short TEDI Fund LLC

Dear Ladies and Gentlemen:

We have acted as counsel to PNC Long-Short TEDI Fund LLC (the “Fund”), a Delaware limited liability company, in connection with the proposed issuance of “Interests” in the Fund pursuant to and as described in the registration statement filed on July 29, 2009, by the Fund on Form N-2 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

In connection with our giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Limited Liability Company Agreement of the Fund dated as of August 4, 2005, and amended on October 5, 2007 (the “LLC Agreement”); (iii) the Certificate of Formation of the Fund as filed in the Office of the Secretary of State of Delaware (the “State Office”) on August 4, 2005, as amended by a Certificate of Amendment thereto as filed in the State Office on October 5, 2007; (iv) a certification of good standing of the Fund obtained as of a recent date from the State Office; (v) certain resolutions (“Resolutions”) adopted by the Board of Directors of the Fund by unanimous written consent, on or before July 29, 2009, relating to the issuance of Interests in the Fund (the Resolutions, collectively with the Registration Statement and the LLC Agreement, the “Operative Documents”); and (vi) an opinion of Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Fund, dated July 29, 2009.  We have also considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

We have also assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions and action items provided have been duly adopted by the Board of Directors; (iv) that the form of the Registration Statement when effective will be substantially the same as the form as filed; (v) that the Fund has not been dissolved; and (vi) no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States.  As to matters involving Delaware law, with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Fund, a copy of which is attached hereto, concerning the organization of the Fund and the authorization and issuance of the Interests, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.           The Fund is in good standing under the laws of the State of Delaware; and

2.           The Interests to be offered pursuant to the Registration Statement have been duly authorized for issuance and, when the Interests have been sold, issued and paid for pursuant to the terms, provisions and conditions of the Operative Documents, the Interests will be legally issued limited liability company interests of the Fund, fully paid, and nonassessable.

This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm.  This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or statements of fact which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

Notwithstanding the previous paragraph, we consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-2.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP